Exhibit 4.2

Execution Version

TELEFLEX INCORPORATED

as Issuer

EACH OF THE GUARANTORS PARTY HERETO

as Guarantors

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

Fourth Supplemental Indenture

Dated as of November 20, 2017

to the Indenture dated as of

May 16, 2016

4.625% Senior Notes due 2027

i

ii

EXHIBIT

Exhibit A	Form of Note	A-1

Exhibit B	Form of Supplemental Indenture	B-1

iii

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 20, 2017, among Teleflex Incorporated, a Delaware corporation (the “Company”), the Guarantors listed on Schedule A hereto (the “Guarantors”) and Wells Fargo Bank, National Association (the “Trustee”), as trustee under the Indenture, dated as of May 16, 2016, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;

WHEREAS, Section 9.1(j) of the Original Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Original Indenture to establish the form and terms of Securities of any series as contemplated by Sections 2.1 and 2.2 of the Original Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to establish a new series of its Securities to be known as its “4.625% Senior Notes due 2027” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Assignment and Transfer contemplated under the terms of the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, the Company and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the Guarantors and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture.

Unless otherwise stated, the terms and provisions contained in the Original Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding any of the foregoing to the contrary, the provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture, and to the extent any provision of the Original Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling. The changes, modifications and supplements to the Original Indenture effected by this

Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Section 1.02 Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

(b) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;

(c) all other terms used herein that are defined in the TIA, either directly or by reference therein, shall have the meanings assigned to them in the TIA;

(d) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, and, except as otherwise herein expressly provided, the term “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of this instrument; and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“2024 Senior Notes” means the Company’s 5.25% Senior Notes due 2024 outstanding on the date hereof.

“2026 Senior Notes” means the Company’s 4.875% Senior Notes due 2026 outstanding on the date hereof.

“Additional Notes” has the meaning specified in Section 2.01.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Subsidiary makes an Investment in connection with a Qualified Securitization Facility will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent Members” has the meaning specified in Section 2.02(a).

“Applicable Premium” means, with respect to any Note being redeemed pursuant to Section 3.03(b) on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the Note at November 15, 2022 (such redemption price being set forth in the table appearing in Section 3.03(d)) plus (ii) all required interest payments due on the Note through November 15, 2022, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Attributable Indebtedness” means, with respect to any Sale and Lease Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Calculation Date” has the meaning specified in the definition of “Consolidated Net Secured Leverage Ratio.”

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities exchangeable or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any captive insurance company that is a Subsidiary of the Company or any of its Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars, pounds sterling, euros or yen (or any other currency held temporarily to manage the exposure to such other currency);

(2) in the case of any Foreign Subsidiary that is a Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and (c) the currency of any country that is a member of the Organization for Economic Cooperation and Development;

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition; and

(9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for the Voting Stock of such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; and

(b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction.

“Company” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, in each case to the extent taken into account in computing such Consolidated Net Income:

(1) provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person and its Subsidiaries for such period; plus

(2) the Fixed Charges of such Person and its Subsidiaries for such period; plus

(3) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period; plus

(4) [reserved]; plus

(5) depreciation, amortization (including amortization of intangibles and other assets but excluding amortization of prepaid cash expenses that were paid in a prior period), and any other non-cash charges, including any expenses or losses related to mark-to-market charges related to pension and post-retirement plans, non-cash costs associated with inventory purchase price adjustments and in process research and development, any write offs, write downs, losses or items and expenses, in each case, to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing Consolidated Net Income, but excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period; plus

(6) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted under the Indenture; plus

(7) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition permitted under the Indenture; plus

(8) deferred financing fees and milestone payments in connection with any Investment or series of related Investments permitted under the Indenture; plus

(9) costs of surety bonds in connection with financing activities; plus

(10) the amount of factually supportable and identifiable cost savings related to operational efficiencies, expense reductions, strategic initiatives or improvements or other synergies, in each case, projected by the Company in good faith to be realized based upon actions taken, committed to be taken or reasonably expected to be taken within 18 months of the date of determination (calculated on a pro forma basis as though such cost savings, improvements and synergies had been realized on the first day of such period) (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a responsible financial or accounting officer of the Company; plus

(11) any loss from discontinued operations and any loss on disposal of discontinued operations; minus

(12) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period; minus

(13) non-cash gains, including any gains related to mark-to-market gains related to pension and post-retirement plans, other than the accrual of revenue in the ordinary course of business and excluding any non-cash gains which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; minus

(14) any unusual or non-recurring gains for such period; minus

(15) any income from discontinued operations and any gain on disposal of discontinued operations,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) any after-tax effect of extraordinary, non-recurring or unusual losses, charges or premiums including, but not limited to, any expenses or charges related to any Equity Offering, incurrence of Indebtedness permitted to be incurred under the Indenture, acquisition, restructuring, integration (including, without limitation, the sale, closure or consolidation of facilities and start-up costs related to new facilities), transition, executive recruiting, severance (including, but not limited to, any severance payments related to management employment contracts), relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, recapitalization or the amendment, modification or refinancing of Indebtedness (including a refinancing thereof) (whether or not successful) (for the avoidance of doubt, the losses, charges and premiums identified in this clause include, without limitation, those related to the refinancing transactions undertaken by the Company in January 2017, the Transaction Costs, any future losses, charges or premiums associated with the prepayment and the related prepayment make-whole amounts of any other refinancings undertaken in the future and any amounts paid or charges incurred in connection with the termination of interest rate swaps entered into in the future in connection with the Credit Facilities), will be excluded;

(2) all extraordinary losses and expenses and all gains and losses realized in connection with any asset sale (without regard to the dollar limitation in the definition thereof) or other disposition, disposition of securities or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(3) the net income and loss of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash or Cash Equivalents) to the specified Person or a Subsidiary of the Person;

(4) [reserved];

(5) the cumulative effect of a change in accounting principles will be excluded;

(6) non-cash gains and losses attributable to movement in the mark-to-market valuation of (a) Hedging Obligations pursuant to FASB Accounting Standards Codification Topic 815 —Derivatives and Hedging, (b) Permitted Convertible Indebtedness (as such term is defined in the indenture governing the 2026 Senior Notes), (c) any Permitted Convertible Indebtedness Call Transaction (as such term is defined in the indenture governing the 2026 Senior Notes) and (d) foreign currencies or derivative instruments pursuant to GAAP, will be excluded;

(7) any net unrealized gains or losses (after any offset) with respect to Hedging Obligations will be excluded;

(8) (i) any non-cash compensation charges and expenses recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(9) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) will be excluded;

(11) accruals and reserves that are established within twelve months after the date of this Supplemental Indenture that are so required to be established as a result of the Transactions in accordance with GAAP will be excluded; and

(12) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) the Indebtedness of the Company that is outstanding and that is secured by a Lien on the assets of the Company or any of its Subsidiaries as of such date minus Cash Equivalents included on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of determination and still held by the Company as of such date to (2) the Consolidated EBITDA of the Company for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in this definition.

In addition, for purposes of calculating the Consolidated Net Secured Leverage Ratio:

(1) Investments, acquisitions, dispositions and mergers or consolidations that have been made by the specified Person or any of its Subsidiaries, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Net Secured Leverage Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company) as if they had occurred on the first day of the four-quarter reference period;

(1) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(3) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition and merger or consolidation, the pro forma calculations shall include factually supportable and identifiable pro forma cost savings related to operational efficiencies, expense reductions, strategic initiatives or improvements or other synergies, in each case, projected by the Company in good faith to be realized based upon actions taken, committed to be taken or reasonably expected to be taken within 18 months of the Calculation Date (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a responsible financial or accounting officer of the Company. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under revolving credit facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; or, if lower, the maximum commitments under such revolving credit facilities as of the applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the address of the Trustee specified in Section 12.2 of the Original Indenture or such other address as to which the Trustee may give notice to the Company.

“Covenant Defeasance” has the meaning specified in Section 7.03.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 20, 2017, by and among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A. and PNC Bank, National Association, as Co-Syndication Agents, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted, to the extent applicable, under Section 4.07) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means initially The Depository Trust Company until a successor Depository shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depository” shall mean such successor Depository.

“Domestic Subsidiary” means any Subsidiary of the Company that is, at the time of determination, organized under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either:

(1)	of Equity Interests of the Company by the Company (other than to a Subsidiary of the Company), or

(2)	of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture).

“Fall Away Date” has the meaning specified in Section 9.06.

“FASB” means Financial Accounting Standards Board.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) (a) the consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, (a) amortization of debt issuance costs and original issue discount, (b) non-cash interest payments, (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and excluding, (v) penalties and interest relating to taxes, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness, (y) any expensing of bridge, commitment and other financing fees in connection with any acquisitions after the date of this Supplemental Indenture and (z) commissions, discounts, yield and other fees and charges (including interest) incurred in connection with any Qualified Securitization Facility or any other transaction pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable, Securitization Assets or related assets of the type specified in the definition of “Qualified Securitization Facility,” and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any one-time cash costs associated with breakage); plus

(b) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company or to the Company or a Subsidiary of the Company; minus

(2) (a) interest income of such Person and its Subsidiaries for such period; and

(b) any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)).

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Supplemental Indenture; provided that lease liabilities and associated expenses recorded by the Company pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as capital lease obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations and included in consolidated interest expense and Fixed Charges under the Indenture).

“Global Note” means any Note that is a Global Security.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Guarantors” means any Subsidiary of the Company that issues a Note Guarantee by executing this Supplemental Indenture in accordance with the provisions of the Indenture or executes a supplemental indenture in the form attached hereto as Exhibit B, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.

“Holder” means a person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that is a Wholly-Owned Subsidiary whose total assets do not exceed 2.5% of the consolidated assets of the Company and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available; provided that (1) a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of the Company and (2) the aggregate amount of total assets of all Immaterial Subsidiaries shall not at any time exceed 5.0% of the consolidated assets of the Company and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued interest (other than accrued interest or interest paid in kind that has accreted to the principal amount), accrued expenses and trade payables), whether or not contingent, in respect of borrowed money and evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof).

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

“Indenture” means the Original Indenture, as originally executed, and as supplemented by this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, which, together, provide for the issuance of and establish the form and terms of the Notes, and as may be further supplemented from time to time by one or more supplements thereto, and including, for all purposes of the Indenture and any such supplemental indenture, the provisions of the TIA that are deemed to be a part of and govern the Original Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Initial Notes” has the meaning specified in Section 2.01.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each May 15 and November 15 of each year.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means, with respect to the Notes, November 20, 2017.

“Legal Defeasance” has the meaning specified in Section 7.02.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Securitization Facility, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Proceeds” from a Sale and Lease Back Transaction means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, all purchase price adjustments, earn-outs and contingency payment obligations to which a seller may become entitled after the closing of such Sale and Lease Back Transaction and all holdbacks, in each case, only as and when received in cash, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (without duplication): (1) all legal, accounting, title and transfer or recording tax expenses, broker’s fees or commissions and other fees and expenses (including, without duplication, any repatriation costs associated with receipt by the applicable taxpayer of such proceeds) incurred, and all federal, state, provincial, foreign and local taxes (whether on account of income, gains or otherwise) required to be accrued as a liability under GAAP, as a consequence of such Sale and Lease Back Transaction; (2) all payments made on any Indebtedness which is secured by any assets subject to such Sale and Lease Back Transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Sale and Lease Back Transaction, or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; (3) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Sale and Lease Back Transaction and retained by the Company or any Subsidiary after such Sale and Lease Back Transaction; (4) any portion of the purchase price from a Sale and Lease Back Transaction placed in escrow in connection with that Sale and Lease Back Transaction; provided, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary; and (5) the amount of any purchase price adjustment, contingent or deferred payment obligation that the Company and/or any Subsidiary is obligated to pay to another Person in connection with a Sale and Lease Back Transaction.

“Note” or “Notes” has the meaning specified in the fourth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, evidenced by the execution of this Supplemental Indenture or a supplemental indenture in the form of Exhibit B hereto by such Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Outstanding” with respect to the Notes, has the meaning specified in Section 2.9 of the Original Indenture with respect to Securities “outstanding,” as modified by Section 2.03.

“Paying Agent” has the meaning set forth in the Original Indenture, which shall initially be the Trustee, and shall be the person authorized by the Company to pay the principal amount of, and premium and interest, if any, on, any Notes on behalf of the Company.

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred pursuant to this clause (1) not to exceed $1.75 billion;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property, shares of stock or other assets of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not created or incurred in contemplation of such Person becoming a Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company;

(4) Liens on property (including Capital Stock) or other assets existing at the time of acquisition of such property or assets by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and any Liens in favor of, or required by contracts with, governmental entities;

(6) Liens to secure Indebtedness represented by mortgage financings or purchase money obligations;

(7) Liens existing on the date of this Supplemental Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet overdue for a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) [reserved];

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and do not secure any Indebtedness and (b) grants of grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Facility;

(21) Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(24) [reserved];

(25) Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (b) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;

(26) [reserved];

(27) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto); and

(28) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed, as of any date of incurrence, the greater of (a) $350.0 million or (b) 5.0% of Total Assets.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physical Notes” means certificated Notes that are not in global form and are registered in the name of the Holder and issued in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Securitization Subsidiary, (2) all sales and/or contributions of

Securitization Assets and related assets to the applicable Securitization Subsidiary are made at Fair Market Value (as determined in good faith by the Company) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 30 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“Ratings Event” means (i) a downgrade by one or more gradations (including gradations within ratings categories, as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by each of the Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (ii) the Notes do not have an Investment Grade rating from any Rating Agency.

“Registrar” has the meaning specified in Section 2.4 of the Original Indenture with respect to the register with respect to the Notes.

“Regular Record Date” means, with respect to the payment of interest on the Notes, the May 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on May 15 and the November 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on November 15.

“S&P” means Standard & Poor’s Ratings Services, and any successor to its rating agency business.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment under a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Company or any of its Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of engaging in, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Supplemental Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Supplemental Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in Section 5.02.

“Supplemental Indenture” has the meaning specified in the first paragraph hereof.

“Total Assets” means the total assets of the Company and the Subsidiaries, as shown on the most recent balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of determination, with such adjustments to Total Assets as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Secured Leverage Ratio.”

“Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions.

“Transactions” means the issuance of the Notes offered hereby, the use of the net proceeds therefrom as described under the caption “Use of Proceeds” in the prospectus supplement relating to the Notes, dated November 16, 2017, and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any redemption date with respect to any Note being redeemed pursuant to Section 3.03(d), the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2022; provided, however, that if the period from the redemption date to November 15, 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“U.S.” means the United States of America.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

ARTICLE 2.

THE NOTES

Section 2.01 Title and Terms; Payments.

There is hereby established a series of Securities designated the “4.625% Senior Notes due 2027” initially limited in aggregate principal amount to $500,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 2.3 of the Original Indenture.

The principal amount of Notes then Outstanding shall be payable at the Stated Maturity, which shall be November 15, 2027. Interest on the Notes shall accrue at a rate of 4.625% per annum, from the Issue Date or from the most recent date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable semi-annually in arrears on each Interest Payment Date, beginning on May 15, 2018, to the person in whose name a Note is registered on the Register at 5:00 p.m., New York City time, on the Regular Record Date immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

The Company may, at its election and without notice to or the consent of the Holders of the Notes, hereafter issue additional Notes (“Additional Notes”) under the Indenture with the same terms and with the same CUSIP numbers as the Notes issued on the date of this Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount. The Notes and such Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes or securities law purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number but shall otherwise be treated as a single class with all other Notes issued under the Indenture.

The Form of Note shall be substantially as set forth in Exhibit A and the Form of Assignment and Transfer shall be substantially as set forth in Attachment 1 to Exhibit A, each of which is incorporated into and shall be deemed a part of this Supplemental Indenture, and in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined to be necessary or appropriate by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes.

The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note. The Company, through the Paying Agent, shall make all payments of principal, premium, if any, and interest, with respect to Physical Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Physical Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Company has initially designated the Trustee as its Paying Agent and its Registrar in respect of the Notes. The Company may, however, change the Paying Agent or the Registrar for the Notes without prior notice to the Holders thereof, and the Company or one of its Subsidiaries may act as the Paying Agent or the Registrar for the Notes.

A Holder may transfer or exchange Notes at the office of the Registrar in accordance with Section 2.7 of the Original Indenture.

Section 2.02 Book-Entry Provisions for Global Notes

(a) The Notes initially shall be issued in the form of one or more Global Notes without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depository and (ii) delivered to the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Supplemental Indenture or the Original Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and Cede & Co., or such other person designated by the Depository as its nominee, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Notwithstanding anything to the contrary in Section 2.7 of the Original Indenture, interests of beneficial owners in a Global Note may be transferred or exchanged, in whole or in part, for Physical Notes, only if:

(1) the Depository (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days of such event;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Physical Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depository requests such certification of the Global Note,

in each case in accordance with the rules and procedures of the Depository. Other than as set forth in this Section 2.02(b), the Notes shall remain in global form as Global Notes.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount in accordance with Section 2.7 of the Original Indenture, as modified by this Section 2.02.

(d) In connection with the transfer of the entire Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations and the same tenor.

(e) The Holder of Global Notes may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Supplemental Indenture, Original Indenture or the Notes.

Section 2.03 Repurchase and Cancellation.

To the extent permitted by law, the Company may at any time and from time to time repurchase Notes in open market purchases or by tender at any price or in negotiated transactions without giving prior notice to Holders. The Company shall surrender any Notes repurchased by the Company to the Trustee for cancellation in accordance with Section 2.12 of the Original Indenture and any such Notes repurchased by the Company shall be deemed to be no longer Outstanding. Any Notes surrendered for cancellation by the Company shall not be reissued or resold.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption.

(a) Notwithstanding Section 3.3 of the Original Indenture, notices of redemption will be delivered electronically in portable document format (“pdf”) or mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

Section 3.02 Effect of Notice of Redemption.

(a) Notwithstanding Section 3.4 of the Original Indenture, any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, availability of borrowings under any Credit Facility, completion of a sale of common stock or other securities offering or corporate transaction. Once notice of redemption is provided in accordance with the Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject only to the satisfaction or waiver of any conditions precedent.

(b) If such notice of redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (which, for the avoidance of doubt, may be later than 60 days from the date such notice was delivered or mailed), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Section 3.03 Optional Redemption.

(a) At any time prior to November 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Supplemental Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 104.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under this Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) At any time prior to November 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to Sections 3.03(a) and (b), the Notes will not be redeemable at the Company’s option prior to November 15, 2022.

(d) On or after November 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2022	102.313%
2023	101.542%
2024	100.771%
2025 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis or, in the case of Global Notes, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate and in accordance with the applicable procedures of the Depository) unless otherwise required by law or applicable stock exchange or depositary requirements.

(f) No Notes of $2,000 or less shall be redeemed in part.

(g) Any redemption pursuant to this Section 3.03 shall be made pursuant to the provisions of Sections 3.01 and 3.02 hereof and Sections 3.1, 3.3, 3.5 and 3.6 of the Original Indenture.

(h) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer and the Company or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption; provided, that such redemption price shall not be less than 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(i) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On the redemption date, interest ceases to accrue on Notes or portions of Notes redeemed unless the Company defaults in paying the applicable redemption price.

Section 3.04 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

COVENANTS

Section 4.01 Reports.

The provisions in Section 4.4 of the Original Indenture shall not apply with respect to the Notes, and this Section 4.01 supersedes the entirety thereof.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).

(b) For purposes of this Section 4.01, reports filed by the Company with the SEC via the EDGAR system or any successor system will be deemed to be furnished to the Holders as of the time such reports are filed with EDGAR or such successor system.

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in Section 4.01(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.01(a) on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If any direct or indirect parent company of the Company becomes a Guarantor, the Company may satisfy its obligations in this Section 4.01 with respect to financial information relating to the Company by furnishing financial information relating to such other parent Guarantor; provided that if and so long as such parent Guarantor shall have Independent Assets or Operations (as defined below), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand. “Independent Assets or Operations” means, with respect to any such parent Guarantor, that such parent Guarantor’s total assets or revenues, determined in accordance with GAAP and as shown on the most recent financial statements of such parent Guarantor, is more than 3.0% of such parent Guarantor’s corresponding consolidated amount.

(e) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by this Section 4.01, they will furnish to the Holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) The Trustee shall have no responsibility whatsoever to monitor whether any filing or posting contemplated by this Section 4.01 has occurred. Delivery of any reports, information or documents pursuant to this Section 4.01 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.02 [RESERVED].

Section 4.03 [RESERVED].

Section 4.04 [RESERVED].

Section 4.05 [RESERVED].

Section 4.06 [RESERVED].

Section 4.07 Liens.

(a) Except as permitted under Section 4.09, the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless (1) in the case of any Lien securing pari passu Indebtedness, the Notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (2) in the case of any Lien securing subordinated Indebtedness, the Notes are secured by a Lien that is senior in priority to such Lien.

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.07(b) will provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness, without any further action required of the Company, any Subsidiary or the Trustee.

(c) The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this Section 4.07.

(d) For purposes of determining compliance with this Section 4.07, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or may be incurred in compliance with the terms described under Section 4.09, the Company shall, in its sole discretion, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.07 (including by complying with the terms described under Section 4.09) and the definition of Permitted Liens.

Section 4.08 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs and is accompanied by a Ratings Events (together, a “Change of Control Triggering Event”), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in this Supplemental Indenture. In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control Triggering Event, the Company will deliver electronically in pdf format or mail a notice to each Holder with a copy to the Trustee or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered (a “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry in accordance with the applicable procedures of DTC) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if:

(1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; provided, however, in the event that such third party terminates, or defaults under, its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event; or

(2) notice of redemption has been given pursuant to the Indenture as described above under Section 3.03, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained in this Section 4.08, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.09 Exempted Transactions.

(a) Notwithstanding Sections 4.09 and 4.11, the Company and any Subsidiary may (1) create, incur or assume any Lien upon any property or assets, or (2) consummate any Sale and Lease Back Transaction if: (i) the aggregate outstanding principal amount of all secured Indebtedness for borrowed money of the Company and its Subsidiaries that is secured by Liens on any of their property or assets, now owned or hereafter acquired, plus (ii) the aggregate Attributable Indebtedness in respect of Sale and Lease Back Transactions that is subject to the restriction on Sale and Lease Back Transactions described above does not exceed an amount that would cause the Consolidated Net Secured Leverage Ratio for the period immediately preceding the creation, incurrence or assumption of such a Lien or consummation of such Sale and Lease Back Transaction, as applicable, to be greater than 3.50 to 1.00, calculated on a pro forma basis after giving effect to the creation, incurrence or assumption of such Lien described above and/or such Attributable Indebtedness in respect of Sale and Lease Back Transactions that is subject to the restriction on Sale and Lease Back Transactions described above. The Company and any Subsidiary may guarantee any Lien created, incurred or assumed and any Sale and Lease Back Transaction consummated, in each case, in compliance with the terms described in this paragraph.

(b) In the event any Lien is created, incurred or assumed or any Sale and Lease Back Transaction is consummated, in each case, in reliance upon compliance with the Consolidated Net Secured Leverage Ratio described above, concurrently with creation, incurrence or assumption of any Permitted Lien, then solely for purposes of calculating the Consolidated Net Secured Leverage Ratio at such time (but, for the avoidance of doubt, not in any subsequent calculation of the Consolidated Net Secured Leverage Ratio at a subsequent time), the Consolidated Net Secured Leverage Ratio will be calculated without regard to the creation, incurrence or assumption of any such Permitted Lien.

Section 4.10 Additional Note Guarantees

If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary that is a Wholly-Owned Subsidiary after the date of this Supplemental Indenture that guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Subsidiaries under a Credit Facility, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 45 business days of the date such Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Subsidiaries under a Credit Facility; provided that any such Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be, need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be. Each Note Guarantee of a Domestic Subsidiary that is a Wholly-Owned Subsidiary will provide by its terms that it will be automatically released under the circumstances described in Article 9. Beginning on the Fall Away Date and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes, this Section 4.10 will permanently cease to be in effect with respect to the Notes.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 business day period described above.

Section 4.11 Sale and Leaseback Transactions.

(a) Except as permitted under Section 4.09, the Company will not, and will not permit any of its Subsidiaries to, engage in the sale or transfer by the Company or any Subsidiary of any property to a Person (other than the Company or a Subsidiary) and the taking back by the Company or such Subsidiary, as the case may be, of a lease of such property (a “Sale and Leaseback Transaction”) unless:

(1) The Company or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes;

(2) the property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair value (as determined by the Company in good faith); or

(3) within 365 days of the effective date of any such Sale and Lease Back Transaction, the Company applies the Net Proceeds of the sale of the leased property, less the amount of Net Proceeds used to prepay, redeem or purchase the Notes, (i) to the prepayment or retirement of Indebtedness of the Company and its Subsidiaries (which may include the Notes) and/or (ii) the acquisition, construction or improvement of any property or assets.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets

The provisions in Article V of the Original Indenture shall not apply with respect to the Notes, and this Article 5 supersedes the entirety thereof.

(a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Successor Company”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes and this Supplemental Indenture pursuant to a supplemental indenture substantially in the form attached hereto as Exhibit B, or, in each case, pursuant to other documents or instruments reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

(b) The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes and the Company will automatically be released and discharged from its obligations under the Indenture and the Notes, but in the case of a lease of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

(c) Notwithstanding clause (3) of Section 5.01(a),

(1) the Company or any Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or another Subsidiary, and

(2) the Company may merge with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02 Successor Corporation Substituted.

In case of any such consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 5.01, in which the Company is not Successor Company and upon the assumption by the Successor Company by supplemental indenture executed and delivered to the Trustee of the due and punctual payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of this Supplemental Indenture to be performed or satisfied by the Company, such Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture, with the same effect as if it had been named herein as the party of this first part, and the Company shall be discharged from its obligations under the Notes and this Supplemental Indenture, except in the case of any such lease, as provided in Section 5.01(b). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Supplemental Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Supplemental Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Supplemental Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or other disposition upon compliance with this Article 5 the person named as the “Company” in the first paragraph of this Supplemental Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 5 may be dissolved, wound up and liquidated at any time thereafter and such person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under this Supplemental Indenture with respect to the Notes.

Section 5.03 Opinion of Counsel to Be Given to Trustee. Prior to execution of any supplemental indenture pursuant to this Article 5, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel in accordance with Section 12.4 of the Original Indenture as conclusive evidence that consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 5.01 and any such assumption complies with the provisions of this Article 5.

ARTICLE 6.

DEFAULT AND REMEDIES

Section 6.01 Events of Default.

Sections 6.7, 6.9, 6.10 and 6.11 in Article VI of the Original Indenture shall apply with respect to the Notes, and this Article 6 supersedes the remaining sections thereof.

Each of the following events shall be an “Event of Default” wherever used herein with respect to the Notes, and, except to the extent set forth in this Section 6.01, the Notes shall not have the benefit of any “Event of Default” specified in Section 6.1 of the Original Indenture:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Subsidiaries to comply with the provisions described under Article 5 for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) [reserved];

(5) failure by the Company or any of its Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in the Indenture;

(6) default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which may be secured or evidenced any Indebtedness for money borrowed in excess of $100.0 million in the aggregate by the Company or any of its Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of this Supplemental Indenture, if that default:

(a) constitutes a failure to pay the principal or interest of any such Indebtedness or Guarantee when due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise; or

(b) results in such Indebtedness becoming or being declared due and payable;

(7) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8) prior to the Fall Away Date, except as permitted by the Indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or group of Guarantors, denies or disaffirms its obligations under its Note Guarantee; and

(9) the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due

in each case, pursuant to or within the meaning of Bankruptcy Law; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on the Notes.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture with respect to the Notes; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in Section 6.01(6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose: (1) the Indebtedness or Note Guarantee that is the basis for such Event of Default has been discharged; or (2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (3) the default that is the basis for such Event of Default has been cured.

Section 6.05 Control by Majority

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on it. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture that the Trustee determines is unduly prejudicial to the rights of any other Holders (it being understood that the Trustee does not have the affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) of a Note or that could result in personal liability for the Trustee.

Section 6.06 Limitation on Suits

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

Section 6.07 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

ARTICLE 7.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The provisions in Article VIII of the Original Indenture shall not apply with respect to the Notes, and this Article 7 supersedes the entirety thereof. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 7.02 or 7.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 7.

Section 7.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from their obligations with respect to the Indenture and all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 7.05 hereof and the other Sections of this Supplemental Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 7.

Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.

Section 7.03 Covenant Defeasance.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from each of their obligations under the covenants contained in Article 4 hereof, clause (4) of Section 5.01 hereof and Sections 4.3, 4.5, 4.6 and 4.7 of the Original Indenture, in each case with respect to the outstanding Notes, and the Guarantors will be deemed to have been discharged from their obligations with respect to all Note Guarantees on and after the date the conditions set forth in Section 7.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, Sections 6.01 (3), (4), (5), (6), (7) and (8) hereof will not constitute Events of Default.

Section 7.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 7.02 or 7.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Supplemental Indenture, there has been a change in the applicable federal income tax law (or official interpretation thereof),

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 7.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.05, the “Trustee”) pursuant to Section 7.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 7.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 7 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 7.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 7.06 Repayment to Company.

Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another person.

Section 7.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 7.02 or 7.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under the Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.02 or 7.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 8.

SATISFACTION AND DISCHARGE

Section 8.01 Satisfaction and Discharge of the Supplemental Indenture.

Articles VIII and XI of the Original Indenture shall not apply to the Notes. Instead, the satisfaction and discharge provisions set forth in this Article 8 shall, with respect to the Notes, supersede in their entirety Articles VIII and XI of the Original Indenture, and all references in the Original Indenture to Articles VIII and XI thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 9 and the satisfaction and discharge provisions set forth in this Article 8, respectively.

The Indenture will be discharged with respect to the Notes and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest on, the Notes to the date of maturity or redemption;

(2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 8.01, the provisions of Sections 8.02 and 7.06 will survive. In addition, nothing in this Section 8.01 will be deemed to discharge those provisions of Section 7.7 of the Original Indenture, that, by their terms, survive the satisfaction and discharge of the Indenture.

Section 8.02 Application of Trust Money.

Subject to the provisions of Section 7.06, all money deposited with the Trustee pursuant to Section 8.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01; provided that if the Company has made any payment of principal of, premium on, if any, or interest, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9.

NOTE GUARANTEES

Section 9.01 Guarantee.

Subject to this Article 9, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of such Guarantor’s Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 9.02 [RESERVED].

Section 9.03 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 9, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 9.04 Execution and Delivery.

To evidence its Note Guarantee set forth in Section 9.01, each Guarantor hereby agrees that this Supplemental Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 9.01 will remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantors.

In the event that the Company or any of its Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Supplemental Indenture, if required by Section 4.10, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.10 and this Article 9, to the extent applicable.

Section 9.05 Guarantors May Consolidate, etc., on Certain Terms.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless, immediately after giving effect to such transaction, no Default or Event of Default exists.

Except as set forth in Articles 4 and 5, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

Section 9.06 Releases.

(a) The Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the Guarantor ceases to be a Subsidiary of the Company as a result of the sale or other disposition;

(3) with respect to any Guarantor that, as of the date of this Supplemental Indenture, is a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, if that Guarantor ceases to be a guarantor or other obligor with respect to any such Indebtedness; provided, however, that if, at any time following such release, that Guarantor subsequently guarantees or otherwise becomes an obligor with respect to any Indebtedness under a Credit Facility, then that Guarantor will be required to provide a Note Guarantee in accordance with Section 4.10;

(4) with respect to any Guarantor that, as of the date of this Supplemental Indenture, is not a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, in accordance with this Supplemental Indenture to any Subsidiary that is not a Guarantor;

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided in Article 7 and Article 8; or

(6) on the Fall Away Date.

(b) Any release and discharge pursuant to Section 9.06(a) shall occur automatically upon the consummation of any such transaction without any further action required of the Company, the applicable Guarantor or the Trustee; provided that the Trustee shall be entitled to an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(c) If on any date following the date of this Supplemental Indenture:

(1)the Notes are rated Investment Grade by both Rating Agencies; and

(2)no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day (the “Fall Away Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the Note Guarantees of each of the Guarantors will be automatically released and Section 4.10 shall cease to apply to the Notes.

ARTICLE 10.

SUPPLEMENTAL INDENTURES

Section 10.01 Supplemental Indentures Without Consent of Holders. In lieu of Section 9.1 of the Original Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees without notice to or the consent of any Holder of the Notes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of Physical Notes;

(c) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(d) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(f) to conform this Supplemental Indenture, the Notes and the Note Guarantees and the form or terms of the Notes to the “Description of Notes” section as set forth in the final prospectus supplement related to the offering and sale of the Notes dated November 16, 2017 to the extent that such description was intended to be a verbatim recitation of a provision in the Indenture, the Notes or the Note Guarantees, which intent will be evidenced by an Officer’s Certificate provided to the Trustee to that effect;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of this Supplemental Indenture;

(h) to release a Guarantor from its Note Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the Indenture;

(i) to secure the Notes and the related Note Guarantees or add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(j) to add additional Note Guarantees;

(k) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements hereof; or

(l) to make any amendment to the provisions of the Indenture relating to the transfer or legending of the Notes; provided, however, that (i) compliance with this Supplemental Indenture as so amended would not result in notes being transferred in violation of the Securities Act, or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 10.02 Supplemental Indentures With Consent of Holders.

Subject to Section 10.01, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). In lieu of Section 9.2 of the Original Indenture, which shall not apply with respect to the Notes, without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver in relation to a past Event of Default, may:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (for the avoidance of doubt, the provisions with respect to the redemption of the Notes referred to in this clause (b) do not include the offers to purchase Notes described in Section 4.08);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of the Indenture relating to waivers of past Defaults;

(g) amend the contractual right expressly set forth in the Indenture or Notes of Holders to receive payments of principal of, premium on, if any, or interest, on, the Notes on or after the due dates therefor or to institute suit to enforce such payment;

(h) waive a redemption payment with respect to any Note (other than a payment required by Section 4.08);

(i) prior to the Fall Away Date, release any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements for the Company would constitute a Significant Subsidiary) from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(j) make any change in the preceding amendment and waiver provisions.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 10.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 10 or Article IX of the Original Indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Governing Law. THIS SUPPLEMENTAL INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.02 No Security Interest Created. Nothing in this Supplemental Indenture, in the Notes or in the Note Guarantees expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.03 Trust Indenture Act. This Supplemental Indenture will be subject to, and governed by, the provisions of the TIA that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 11.04 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, in the Notes or the Note Guarantees, express or implied, shall give to any person (including any Registrar, any Paying Agent and their successors hereunder), other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 11.05 Calculations. Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of accrued interest payable on the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

Section 11.06 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 11.07 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 11.08 Separability Clause. In case any provision in this Supplemental Indenture, in any Note or coupon or in any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.09 Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. For the avoidance of doubt, each of the Company, each of the Guarantors and each Holder of the Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities, indemnities and benefits afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 11.10 The Trustee. The recitals in this Supplemental Indenture are made by the Company and the Guarantors only and not the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, the Note Guarantees and of this Supplemental Indenture as fully and with like effect as set forth in full herein.

Section 11.11 No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

TELEFLEX INCORPORATED

By:	/s/ Jake Elguicze
Name: Jake Elguicze
Title: Treasurer and Vice President, Investor Relations

AIRFOIL TECHNOLOGIES INTERNATIONAL-OHIO, INC.
ARROW INTERNATIONAL, INC.
ARROW INTERNATIONAL INVESTMENT CORP.
ARROW INTERVENTIONAL, INC.
HOTSPUR TECHNOLOGIES, INC.
NEOTRACT, INC.
TECHNOLOGY HOLDING COMPANY II
TECHNOLOGY HOLDING COMPANY III
TELEFLEX MEDICAL INCORPORATED
TELEFLEX UROLOGY LIMITED
TFX EQUITIES INCORPORATED
TFX INTERNATIONAL CORPORATION
TFX NORTH AMERICA INC.
TFX MEDICAL WIRE PRODUCTS, INC.
VASCULAR SOLUTIONS LLC
VASONOVA, INC.
VIDACARE, LLC
WOLFE-TORY MEDICAL, INC.

By:	/s/ Jake Elguicze
Name: Jake Elguicze
Title: (1) President (in the case of Airfoil Technologies International-Ohio, Inc., Arrow International Investment Corp., Technology Holding Company II and Technology Holding Company III, (2) Vice President & Treasurer (in the case of Arrow International, Inc., Arrow Interventional, Inc., Hotspur Technologies, Inc., NeoTract, Inc., Teleflex Medical Incorporated, TFX Medical Wire Products, Inc., Vascular Solutions LLC, VasoNova, Inc., Vidcare LLC and Wolfe-Tory Medical, Inc.) and (3) Director (in the case of Teleflex Urology Group Limited)

2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Matthew Howald
Name: Matthew Howald
Title: Vice President

SCHEDULE A

GUARANTORS

Entity	Jurisdiction of Formation
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International, Inc.	PA
Arrow International Investment Corp.	DE
Arrow Interventional, Inc.	DE
Hotspur Technologies, Inc.	DE
NeoTract, Inc.	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Medical Incorporated	CA
Teleflex Urology Limited	Ireland
TFX Equities Incorporated	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
Vascular Solutions LLC	MN
VasoNova, Inc.	DE
Vidacare LLC	DE
Wolfe-Tory Medical, Inc.	UT

EXHIBIT A

[Face of Note]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. ]*

*	This legend should be included only if the Note is issued as a Global Note.

CUSIP/CINS 879369 AF3 / US879369AF39

4.625% Senior Notes due 2027

No.	$ *

TELEFLEX INCORPORATED

promises to pay to              or registered assigns,

the principal sum of                                                                                                DOLLARS [(or such lesser principal amount as shall be reflected in the books and records of the Trustee and Depository)] on November 15, 2027.

Interest Payment Dates: May 15 and November 15

Regular Record Dates: May 1 and November 1

Dated:                    , 2017

IN WITNESS WHEREOF, TELEFLEX INCORPORATED has caused this instrument to be signed manually or by facsimile by two of its duly authorized Officers.

Date:                     , 2017

TELEFLEX INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

4.625% Senior Notes due 2027

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Teleflex Incorporated, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 4.625% per annum from                     ,          until, but excluding, maturity. The Company will pay interest, if any, semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided, that the first Interest Payment Date will be May 15, 2018. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be                     ,         . The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the otherwise applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at 5:00 p.m., New York City time, on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Original Indenture with respect to defaulted interest. The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note. The Company, through the Paying Agent, shall make all payments of principal, premium, if any, and interest, with respect to Physical Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Physical Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under a base indenture dated May 16, 2016, between the Company and the Trustee (the “Original Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of November 20, 2017 (the “Fourth Supplemental Indenture” and the Original Indenture as supplemented by the Fourth Supplemental Indenture, the

“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to November 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Supplemental Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 104.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:

(A) at least 60% of the aggregate principal amount of Notes originally issued under the Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(B) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) At any time prior to November 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to November 15, 2022.

(d) On or after November 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2022	102.313%
2023	101.542%
2024	100.771%
2025 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION; OPEN MARKET PURCHASES. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may at any time and from time to time acquire Notes by tender offer, open market purchases, negotiated transactions or otherwise.

(7) CHANGE OF CONTROL. If a Change of Control occurs and is accompanied by a Ratings Event (together, a “Change of Control Triggering Event”), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control Triggering Event, the Company will deliver electronically in pdf format or mail a notice to each Holder with a copy to the Trustee or otherwise in accordance with the procedures of the Depositary describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered (a “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Indenture by virtue of such compliance.

(8) NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Company will deliver electronically in pdf format or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 7 or 8 of the Fourth Supplemental Indenture. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the provision of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 10 of the Fourth Supplemental Indenture.

(12) DEFAULTS AND REMEDIES. The Defaults and Event of Default relating to the Notes are set forth in Section 6.01 of the Fourth Supplemental Indenture.

(13) [RESERVED].

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.08 of the Fourth Supplemental Indenture, check the box below:

☐ Section 4.08

If you want to elect to have only part of the Note purchased by the Company pursuant to Section Section 4.08 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                 , among                                      (the “Guaranteeing Subsidiary”), a subsidiary of Teleflex Incorporated (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of May 16, 2016 and a Fourth Supplemental Indenture, dated as of November 20, 2017 (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) providing for the issuance of 4.625% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Fourth Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Fourth Supplemental Indenture including but not limited to Article 9 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

B-1

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

TELEFLEX INCORPORATED

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

B-3